EXHIBIT 99.1

             THE NATIONAL REGISTRY INC. ANNOUNCES MANAGEMENT CHANGES


TAMPA, Fla., May 20, 1998 -- The National Registry Inc. (Nasdaq: NRID) (NRI) today announced the resignation of John L. Gustafson as its President and Chief Executive Officer and as a Director effective immediately. NRI and Mr. Gustafson were unable to reach agreement on the terms for Mr. Gustafson's continued employment with NRI. Jeffrey P. Anthony was elected by the Board of Directors of NRI to succeed Mr. Gustafson as President and Chief Executive Officer. Mr. Anthony has been with NRI for over 6 years serving in various capacities including currently serving as the Chairman of the Board. Mr. Anthony has been instrumental in the establishment and continuance of certain of NRI's strategic alliances. Clinton C. Fuller will continue to serve as Chief Operating Officer responsible for day-to-day operations.

In addition, as a continuation of NRI's cost containment program, the Board of Directors has determined to eliminate the full time position of Chief Financial Officer effective immediately. In order to facilitate an orderly transition, David E. Brogan will remain with the Company through May 29, 1998. The Board of Directors will consider reinstating the full time position as the Company's financial condition and operations warrant.

The Company also announced that it has engaged James W. Shepperd on a temporary basis as a consultant to serve as a part-time Chief Financial Officer. Mr. Shepperd has over 20 years of financial management experience, including more than 10 years as chief financial officer of both publicly and privately held companies. Mr. Shepperd was employed by KeyBank in various capacities, most recently serving as Senior Vice President/Senior Administrative Officer prior to starting his own financial consulting practice in April of 1997. James Porterfield III, NRI's controller, will continue to be responsible on a day-to-day basis for the maintenance of the Company's financial records, the preparation of the Company's financial statements and the preparation of the Company's filings with the Securities and Exchange Commission.

"We are sorry to see Messrs. Gustafson and Brogan leave," said Mr. Anthony. "They have been instrumental in helping NRI achieve its recent successes and we wish them well. At the same time, we are excited about the future and the expertise, skills and contacts that Jim Shepperd brings to NRI."

The National Registry Inc., based in Tampa, Florida brings the Power of Biometric Identification(TM) to business and government. The Company provides cost-effective multi-biometric technology to verify individual identity, to protect business and personal information, and to replace passwords and PINs in order to safeguard and simplify access to electronic systems and enable new online services for customers. NRI's Secure Authentication Facility (SAF) suite of multi-biometric network security products delivers enterprise-level secure access control to a range of software platforms and network applications, including Microsoft(R) Windows NT(R) and Internet Information Server(R) and Computer Associates Unicenter(R)

TNG(TM) and its Single Sign-On(TM) option. Further information is available through NRI's World Wide Web Site at http://www.nrid.com.

CONTACT: Jeff Anthony of The National Registry Inc., 813-636-0099



                                      6